                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14C
             Information Statement Pursuant to Section 14(c) of the
                         Securities Exchange Act of 1934
                               (Amendment No. __)



Check the appropriate box:

/ /   Preliminary Information Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
/X/   Definitive Information Statement


                         NCO PORTFOLIO MANAGEMENT, INC.
      --------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


Payment of Filing Fee (Check the appropriate box):

/X/    No fee required.
/ /    Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

       (1)  Title of each class of securities to which transaction applies:

            ____________________________________________________________________
       (2)  Aggregate number of securities to which transaction applies:

            ____________________________________________________________________
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            ____________________________________________________________________
       (4)  Proposed maximum aggregate value of transaction:

            ____________________________________________________________________
       (5)  Total fee paid:

            ____________________________________________________________________

/ /    Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)  Amount Previously Paid:

            ____________________________________________________________________
       (2)  Form, Schedule or Registration Statement No.:

            ____________________________________________________________________
       (3)  Filing Party:

            ____________________________________________________________________
       (4)  Date Filed:

            ____________________________________________________________________

                         NCO Portfolio Management, Inc.
                              1804 Washington Blvd.
                               Baltimore, MD 21230

              ----------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To be held on May 19, 2003

              ----------------------------------------------------

To the Stockholders of NCO Portfolio Management, Inc.:

         The 2003 Annual Meeting of Stockholders (the "Meeting") of NCO Portfolio Management, Inc. will be held on May 19, 2003 at 10:00 a.m. (U.S. Eastern Time) at the Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, Pennsylvania 19428, for the following purposes:

         1. to elect two Class III directors to hold office for a term of three years and until each of their respective successors has been duly elected and qualified, as more fully described in the accompanying Information Statement; and

         2. to transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

         Only stockholders of record at the close of business on March 28, 2003 are entitled to notice of, and to vote at, the Meeting or any adjournment or postponement thereof.

         YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                                       By order of the Board of Directors

                                       /s/ MICHAEL J. BARRIST
                                       -----------------------------------------
                                       MICHAEL J. BARRIST
                                       Chairman of the Board,
                                       President and Chief Executive Officer
Baltimore, Maryland
April 18, 2003

                         NCO Portfolio Management, Inc.
                              1804 Washington Blvd.
                               Baltimore, MD 21230

                   ------------------------------------------

                              INFORMATION STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

                   ------------------------------------------

Date, Time, Place and Purposes of 2003 Annual Meeting of Stockholders

         This Information Statement is provided by the board of directors (the "Board" or "Board of Directors") of NCO Portfolio Management, Inc. ("NCO Portfolio" or the "Company") in connection with the 2003 Annual Meeting of Stockholders (the "Meeting") to be held on May 19, 2003 at 10:00 a.m. (U.S. Eastern Time) at the Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, Pennsylvania 19428, and any adjournments or postponements thereof, for the following purposes:

         1. to elect two Class III directors to hold office for a term of three years and until each of their respective successors has been duly elected and qualified, as more specifically described in "Proposal I - Election of Directors"; and

         2. to transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

         This Information Statement is first being mailed to stockholders on or about April 18, 2003.

         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Record Date and Shares Entitled to Vote

         Only stockholders of record, as shown on the transfer books of the Company, at the close of business on March 28, 2003 (the "Record Date"), are entitled to notice of, and to vote at, the Meeting or any adjournment or postponement thereof. On the Record Date, there were 13,576,519 shares of the Company's common stock (the "Common Stock") outstanding.

Quorum and Voting Rights

         A majority of the shares of the Common Stock entitled to vote at the Meeting, present in person, will constitute a quorum for the transaction of business at the Meeting. All shares of the Common Stock present in person and entitled to vote at the Meeting will be counted in determining the presence of a quorum, including abstentions and broker non-votes. "Broker non-votes" are shares held by a broker, which are present in person but which are not voted on a particular proposal because the broker does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner of the shares.

         Each share of the Common Stock is entitled to one vote on each matter that may be brought before the Meeting. Class III directors will be elected (Proposal I) by a plurality of the votes of the shares of the Common Stock present in person at the Meeting and entitled to vote on the election of directors. Therefore, the two nominees receiving the most "for" votes will be elected. The stockholders of the Company cannot cumulate their votes for the election of directors. Under Delaware law, an abstention or a broker non-vote will have no legal effect on the election of directors. Approval of any other proposal will require the affirmative vote of the holders of a majority of the shares present in person at the Meeting and entitled to vote on such proposal. Under Delaware law, an abstention, but not the broker non-vote, on any other proposal will have the same legal effect as an "against" vote. Broker non-votes will not count as votes against any proposal at the Meeting.

                          COMPANY SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth as of April 4, 2003 certain information regarding the beneficial ownership of the Common Stock by: (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock;
(ii) each of the Company's directors and nominees for director; (iii) the Chief Executive Officer of the Company and each of the executive officers of the Company named in the Summary Compensation Table below; and (iv) the Company's directors and executive officers as a group. As of April 4, 2003, 13,576,519 shares of the Common Stock were outstanding. Except as otherwise indicated, to the knowledge of the Company, the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to such shares.

                                                                    Amount and
                                                                       Nature
                                                                  of Beneficial
Name and Address of Beneficial Owner (1)                            Ownership (2)     Percent of Class
---------------------------------------------------------------------------------------------------------
NCO Group, Inc. (3)..................................               8,600,317             63.3%
Michael J. Barrist (4)...............................                 457,217              3.3%
Joshua Gindin (5)....................................                  55,000              *
Michael B. Meringolo (6).............................                  60,767              *
Richard J. Palmer (6)................................                  58,837              *
James T. Hunter (7)..................................                  18,000              *
James D. Rosener (7).................................                  18,000              *
Alan D. Scheinkman (7)...............................                  18,000              *
Jeffrey A. Schraeder (8).............................                  18,631              *
Royal Capital Management, L.L.C. (9).................                 779,800              5.7%
Wellington Management Company, LLP (10)..............               1,135,400              8.4%
All directors and executive officers
     as a group (8 persons) (11).....................                 704,452              5.1%

--------------------
*    Less than 1%

(1) Unless otherwise specified, the address of these persons is c/o NCO Portfolio Management, Inc., 1804 Washington Blvd., Department 200, Baltimore, Maryland 21230.

(2) The securities "beneficially owned" by a person are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission (the "SEC") and, accordingly, include securities owned by or for the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the right to acquire within 60 days after April 4, 2003. The same shares may be beneficially owned by more than one person. Beneficial ownership may be disclaimed as to certain of the securities.

(3) The address for NCO Group, Inc. ("NCO Group") is 507 Prudential Road, Horsham, Pennsylvania 19044.

(4) Includes: (i) 382,161 shares owned by the Michael J. Barrist 2001 Grantor Retained Annuity Trust, of which Mr. Barrist's spouse is a co-trustee, and Mr. Barrist has the sole power to vote these shares pursuant to an irrevocable proxy, and (ii) 75,000 shares issuable upon exercise of stock options. Does not include shares of the Company owned by NCO Group. Mr. Barrist is Chairman of the Board, President and Chief Executive Officer of NCO Group and owns more than 10% of the common stock of NCO Group. Mr. Barrist is also Chairman of the Board, President and Chief Executive Officer of the Company.

(5) Represents shares issuable upon exercise of stock options. Does not include shares of the Company owned by NCO Group. Mr. Gindin is Executive Vice President and General Counsel of NCO Group. Mr. Gindin is also Executive Vice President, General Counsel and Secretary of the Company.

(6)  Includes 58,333 shares issuable upon the exercise of stock options.

(7)  Represents shares issuable upon exercise of stock options.

(8) Includes: (i) 80 shares, as to which Mr. Schraeder shares voting and investment power with his spouse, and (ii) 18,000 shares issuable upon the exercise of stock options.

(9) Based on information contained in a Schedule 13G filed with the SEC by Royal Capital Management, L.L.C. with respect to its beneficial ownership of the Common Stock as of August 16, 2002. Royal Capital Management, L.L.C. has sole voting and investment power with respect to these shares. The address of Royal Capital Management, L.L.C. is 575 Lexington Avenue, 4th Floor, New York, New York 10022. Robert W. Medway and Yale M. Fergang, as principals of Royal Capital Management, L.L.C., have sole voting and investment power with respect to the shares beneficially owned by Royal Capital Management, L.L.C. The address of Mr. Medway and Mr. Fergang is c/o Royal Capital Management, L.L.C., 575 Lexington Avenue, 4th Floor, New York, New York 10022.

(10) Based on information contained in a Schedule 13G filed with the SEC by Wellington Management Company, LLP with respect to its ownership of the Common Stock as of December 31, 2002. The address for Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

(11) Includes: (i) 382,161 shares owned by the Michael J. Barrist 2001 Grantor Retained Annuity Trust, of which Mr. Barrist's spouse is a co-trustee, and Mr. Barrist has the sole right to vote these shares pursuant to an irrevocable proxy and (ii) an aggregate of 318,666 shares issuable upon the exercise of stock options.



                         NCO GROUP SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         NCO Group owns 63.347% of the outstanding common stock of the Company. The following table sets forth as of April 4, 2003 certain information regarding the beneficial ownership of NCO Group's common stock by: (i) each of the Company's directors and nominees for director; (ii) the Chief Executive Officer of the Company and each of the executive officers of the Company named in the Summary Compensation Table below; and (iii) the Company's directors and executive officers as a group. As of April 4, 2003, 25,907,667 shares of NCO Group's common stock were outstanding. Except as otherwise indicated, to the knowledge of the Company, the beneficial owners of NCO Group's common stock listed below have sole investment and voting power with respect to such shares.

                                                                    Amount and
                                                                       Nature
                                                                  of Beneficial
Name and Address of Beneficial Owner                                Ownership (1)     Percent of Class
---------------------------------------------------------------------------------------------------------
Michael J. Barrist (2)...............................               2,320,190                8.8%
Joshua Gindin (3)....................................                 450,123                1.7%
Michael B. Meringolo (4).............................                  21,367                *
Richard J. Palmer....................................                       0                *
James T. Hunter (5)..................................                   1,250                *
James D. Rosener.....................................                       0                *
Alan D. Scheinkman...................................                       0                *
Jeffrey A. Schraeder.................................                       0                *
All directors and executive officers
     as a group (8 persons) (6)......................               2,792,930               10.6%

----------------------
*    Less than 1%

(1) The securities "beneficially owned" by a person are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the SEC and, accordingly, include securities owned by or for the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the right to acquire within 60 days after April 4, 2003. The same shares may be beneficially owned by more than one person. Beneficial ownership may be disclaimed as to certain of the securities.

(2) Includes: (i) 173,288 shares owned by Mrs. Annette Barrist which Mr. Barrist has the sole right to vote pursuant to an irrevocable proxy; (ii) 77,119 shares held in trust for the benefit of members of Mrs. Annette Barrist's or Mr. Barrist's family for which Mr. Barrist is a co-trustee; and (iii) 325,000 shares issuable upon the exercise of options. Excludes 152,160 shares held in trust for the benefit of Mr. Barrist's children, as to which shares Mr. Barrist disclaims beneficial ownership. Mrs. Annette Barrist is the mother of Michael J. Barrist. Mr. Barrist's address is c/o NCO Group, Inc., 507 Prudential Road, Horsham, Pennsylvania 19044.

(3) Includes: (i) 152,160 shares held in trust for the benefit of Mr. Barrist's children for which Mr. Gindin is a co-trustee; (ii) 84,160 shares held in trust for the benefit of the children of Mr. Piola, a director of NCO Group, for which Mr. Gindin is a trustee; (iii) 77,119 shares held in trust for the benefit of members of Mrs. Annette Barrist or Mr. Barrist's family for which Mr. Gindin is a co-trustee; (iv) 1,500 shares held in trust for the benefit of members of Mrs. Annette Barrist's family for which Mr. Gindin is a trustee; (v) 130,001 shares issuable upon exercise of options; and (vi) 683 shares allocated to Mr. Gindin's account under NCO Group's 401(k) Plan.

(4) Includes: (i) 700 shares owned jointly with his spouse and (ii) 20,667 shares issuable upon the exercise of options.

(5)  Represents shares owned jointly with his spouse.

(6) Includes: (i) 173,288 shares owned by Mrs. Annette Barrist which Mr. Barrist has the sole right to vote pursuant to an irrevocable proxy; (ii) 77,119 shares held in trust for the benefit of members of Mrs. Annette Barrist's or Mr. Barrist's family for which Mr. Barrist is a co-trustee;
     (iii) 152,160 shares held in trust for the benefit of Mr. Barrist's children for which Mr. Gindin is a co-trustee; (iv) 84,160 shares held in trust for the benefit of the children of Mr. Piola, a director of NCO Group, for which Mr. Gindin is a trustee; (v) 77,119 shares held in trust for the benefit of members of Mrs. Annette Barrist or Mr. Barrist's family for which Mr. Gindin is a co-trustee; (vi) 1,500 shares held in trust for the benefit of members of Mrs. Annette Barrist's family for which Mr. Gindin is a trustee; (vii) 683 shares allocated to Mr. Gindin's account under NCO Group's 401(k) Plan; and (viii) 475,668 shares issuable upon exercise of options.

                                   PROPOSAL I

                              ELECTION OF DIRECTORS

         The Company's Amended and Restated Certificate of Incorporation (the "Amended and Restated Certificate") provides that the Board of Directors will consist of not fewer than three and not more than ten directors, with the exact number fixed by the Board of Directors. The Board of Directors fixed the number of directors at five. The Amended and Restated Certificate and the Amended and Restated Bylaws of the Company provide that the Board will be classified into three classes, having staggered terms of office, which are as equal in number as possible. One class of directors is to be elected annually for a term of three years and directors constituting such class will serve until their respective successors have been elected and qualified even though their respective terms of office will otherwise expire, except in the event of their respective resignation, removal or disqualification.

         Under the Amended and Restated Bylaws, nominations by stockholders for directors to be elected at a meeting of stockholders and which have not been previously approved by the Board of Directors must be submitted to the Secretary of the Company in writing. Such notice of nomination must contain certain information and must be delivered to the Company within the timeframe specified in Section 202 of the Amended and Restated Bylaws. See "Stockholder Proposals" below for the deadline for submitting nominations in connection with the 2004 Annual Meeting of Stockholders.

         At the Meeting, stockholders will elect two Class III directors to serve for a term of three years and until each of their respective successors has been elected and qualified. The Board of Directors has no reason to believe that any of the nominees will not be a candidate or will be unable to serve.

         The following table sets forth information, as of the Record Date, concerning the Company's directors and the nominees for election to the Board of Directors. The director nominees, Michael J. Barrist and Alan D. Scheinkman, were nominated by the Board of Directors and currently serve as directors. The nominees have consented to being named in the Information Statement and to serve if elected.

                                                                                 Director     Term
              Name                      Age       Position and Class               Since     Expires
------------------------------------   -----      ----------------------------   --------    -------
Michael J. Barrist .................    42        Chairman of the Board,
                                                  President and Chief Executive
                                                  Officer - Class III               2001       2003
Alan D. Scheinkman (1) (2)..........    52        Director - Class III              2001       2003

                                    Directors Remaining in Office

James T. Hunter (2).................    47        Director - Class I                2001       2004
James D. Rosener (1)................    47        Director - Class II               2001       2005
Jeffrey A. Schraeder (1) (2)........    57        Director - Class II               2001       2005

-----------------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

         The following information about the Company's directors is based, in part, upon information supplied by such persons.

         Michael J. Barrist has served as Chairman of the Board, President and Chief Executive Officer of the Company since February 2001. Mr. Barrist has served as Chairman of the Board, President and Chief Executive Officer of NCO Group since purchasing that company in 1986. NCO Group owns 63.347% of the Common Stock. Mr. Barrist was employed by U.S. Healthcare Inc. from 1984 to 1986, most recently as Vice President of Operations, and was employed by Gross & Company, a certified public accounting firm, from 1980 through 1984. Mr. Barrist is a Certified Public Accountant.

         James T. Hunter has served as a director since February 2001. Since July 2002, Mr. Hunter has been a self-employed financial consultant. Mr. Hunter was employed as the Managing Director of Commerce Capital Markets, Inc., a securities brokerage and investment banking firm, a subsidiary of Commerce Capital Bank, from July 2001 to July 2002. Mr. Hunter was employed with Janney Montgomery Scott LLC, a securities brokerage and investment banking firm, from 1987 to July 2001, most recently as Managing Director.

         James D. Rosener has served as a director since February 2001. Mr. Rosener has been a partner in the law firm of Pepper Hamilton LLP since 1993 and is a member of its executive committee.

         Alan D. Scheinkman has served as a director since February 2001. Mr. Scheinkman has practiced law at Delbello, Donnellan, Weingarten, Tartaglia, Wise, & Wiederkehr, LLP, White Plains, New York since October 2002. From January 2001 to October 2002, Mr. Scheinkman practiced law with the firm of Epstein, Becker & Green, P.C., New York City. From January 1998 to December 2000, Mr. Scheinkman was County Attorney of Westchester County, New York, Counsel to the County Executive and Board of Legislators. Prior to that, Mr. Scheinkman was in private practice with Scheinkman, Fredman & Kosan LLP from September 1990 to December 1997. Mr. Scheinkman is also an adjunct professor of law at Pace University, School of Law and St. John's University, School of Law. Mr. Scheinkman is also a director of SF Holdings Group, Inc.

         Jeffrey A. Schraeder has served as a director since February 2001. Mr. Schraeder is a technology and manpower executive consultant and served as a director of the Company's predecessor Creditrust Corporation ("Creditrust") since 2000. From 1999 until he sold the enterprise in 2001, Mr. Schraeder was a principal at Engine Performance, Inc. where he managed its Consulting and Technology Division. In 1989, Mr. Schraeder co-founded Company Entier, a management consulting firm that provided business process re-engineering services to privately held and public companies as well as federal agencies. From 1989 to 1999, Mr. Schraeder served as President and Chairman of the Board of Directors of Company Entier.

                               BOARD OF DIRECTORS

Committees and Attendance at Meetings

         The Board of Directors held six meetings during 2002. Each director attended 75% or more of the meetings of the Board and committees of which each director was a member during 2002.

         The Board of Directors has the Compensation Committee and the Audit Committee. The Board of Directors has not appointed a standing Nominating Committee. The function of nominating directors is carried out by the entire Board of Directors. See "Proposal I - Election of Directors" and "Stockholder Proposals" for information concerning the nomination of directors for election by stockholders.

         The Board of Directors has appointed a Compensation Committee to:

         o make recommendations to the Board of Directors concerning compensation for the Company's executive officers;

         o   review general compensation levels for other employees as a group;
             and

         o take such other actions as may be required in connection with the Company's compensation and incentive plans.

         During 2002, the Compensation Committee held four meetings. Members of the Compensation Committee include Messrs. Hunter, Scheinkman and Schraeder. The Report of the Compensation Committee begins on page 8 of this Information Statement.

         The Board of Directors also has appointed an Audit Committee to, among other responsibilities:

         o   engage independent auditors;

         o review with the independent auditors the plans for the scope of the audit, the audit procedures to be utilized and the results of the audit;

         o review the results and scope of the annual audit of the Company's financial statements;

         o approve the professional services provided by the independent auditors;

         o   review the independence of the independent auditors; and

         o review the adequacy and effectiveness of the Company's internal accounting controls.

         The responsibilities of the Audit Committee are described in the Audit Committee Charter adopted by the Audit Committee and the Board of Directors, a copy of which was attached as Appendix A to the Information Statement filed with the SEC in connection with the 2002 Annual Meeting of Stockholders. The Audit Committee consists of Messrs. Rosener, Scheinkman and Schraeder. Each member of the Audit Committee is independent, as defined in Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards. The Audit Committee held six meetings during 2002. The Report of the Audit Committee begins on page 7 of this Information Statement.

Audit Committee Report

         On February 5, 2003, the Audit Committee reviewed and discussed the audited financial statements with the Company's management. The Audit Committee also discussed with Ernst & Young LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees." The Audit Committee has received the written disclosures from Ernst & Young LLP required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and has discussed with Ernst & Young LLP its independence. Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

         This Audit Committee Report will not be deemed incorporated by reference into any document previously or subsequently filed with the SEC that incorporates by reference all or any portion of this Information Statement, except to the extent that the Company specifically requests that this Audit Committee Report be specifically incorporated by reference.

                               The Audit Committee

                                James D. Rosener
                               Alan D. Scheinkman
                              Jeffrey A. Schraeder

Director Compensation

         During 2002, each director of the Company who was not also an employee received an annual fee of $10,000 and a fee of $500 for each meeting of the Board or any committee of the Board attended, plus reimbursement of expenses incurred in attending meetings.

         Each person who is first elected or appointed to serve as a non-employee director of the Company is automatically granted an option, under the Company's 2000 Stock Option Plan (the "2000 Plan"), to purchase 15,000 shares of the Common Stock at the fair market value of the Common Stock on the date of grant and each person who is re-elected or continues as a non-employee director at each subsequent annual meeting of stockholders is automatically granted an option to purchase 3,000 shares of the Common Stock at the fair market value of the Common Stock on the date of grant. Each of the directors received an option to purchase 3,000 shares of the Common Stock, each at an exercise price of $7.10 per share on May 17, 2002. Each of the non-employee directors (assuming Mr. Scheinkman is reelected at the Meeting) will receive an option to purchase 3,000 shares of the Common Stock immediately following the Meeting. All options granted to directors under the 2000 Plan are exercisable one year after the date of grant, except that they become immediately exercisable upon a "change in control" as defined in the 2000 Plan, and, unless terminated earlier by the terms of the option, expire ten years after the date of grant.

                    EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

         The following table sets forth information, as of the Record Date, concerning the Company's executive officers who are not also directors.

                Name                   Age                              Position
-----------------------------------   ----    -------------------------------------------------------------
Joshua Gindin......................    46     Executive Vice President, General Counsel and Secretary
Michael B. Meringolo...............    55     Senior Vice President, Acquisitions and Portfolio Management
Richard J. Palmer..................    51     Senior Vice President, Chief Financial Officer and Treasurer

         The following information about the Company's executive officers who are not also directors is based, in part, upon information supplied by such persons.

         Mr. Gindin has served as Executive Vice President, General Counsel and Secretary of the Company since February 2001. Mr. Gindin has served as Executive Vice President and General Counsel of NCO Group since May 1998. Prior to joining NCO Group, Mr. Gindin was a partner in the law firm of Kessler & Gindin since 1995. Mr. Gindin has practiced law since 1983 and has represented NCO Financial Systems, Inc. ("NCOF"), a subsidiary of NCO Group, since 1986 and NCO Group since 1996.

         Mr. Meringolo has served as Senior Vice President, Acquisitions and Portfolio Management, of the Company since February 2001. Prior to February 2001, Mr. Meringolo was employed by NCOF in a similar role since September 1997. Previously he was responsible for consumer recoveries and outside agency management at several institutions including Chemical Bank, American Express and First Union National Bank.

         Mr. Palmer has served as Senior Vice President, Chief Financial Officer and Treasurer of the Company since February 2001. Mr. Palmer was Chief Financial Officer of Creditrust from 1996 to 2001. Creditrust filed for protection under Chapter 11 of the Bankruptcy Code in June 2000 and emerged from bankruptcy in February 2001. From 1983 to 1996, Mr. Palmer served as Chief Financial Officer of, and in various other financial functions for, CRI, Inc., a national real estate investment company with headquarters in Rockville, Maryland. Prior to CRI, Inc., Mr. Palmer was with Grant Thornton LLP from 1976 until 1983 and KPMG Peat Marwick from 1973 to 1976.

                             EXECUTIVE COMPENSATION

Compensation Committee Report

         The Compensation Committee makes compensation decisions concerning the executive officers of the Company. The policies of the Company's compensation program with respect to executive officers are:

         o to provide compensation that will attract and retain superior executive talent;

         o to support the achievement of the goals contained in the Company's annual plan by linking a portion of the executive officer's compensation to the achievement of such goals; and

         o to enhance stockholder value by the use of stock options to further align the interests of the executive officers with those of stockholders.

         The Company's executive officer compensation program is generally composed of base salary, annual cash incentive compensation, long-term incentive compensation in the form of stock options and various benefits generally available to all full-time employees of the Company, including participation in group medical and life insurance plans and NCO Group's 401(k) Plan. The Company makes payments for the long-term disability plan and company-used automobiles for certain executive officers. The Company seeks to be competitive with compensation programs offered by companies of a similar size within the accounts receivable management industry (based on informal surveys conducted by the Company).

         Base Salary. Generally, the Company enters into long-term employment agreements with its executive officers that establish, among other things, minimum base salary levels and incentive compensation arrangements. Effective February 20, 2001, the Company entered into employment agreements with Messrs. Barrist, Meringolo and Palmer. In connection with these agreements, minimum base salary levels were set at an amount designed to be competitive with executive positions at similarly situated companies. Under their employment agreements, after giving effect to raises they have received subsequent to those agreements, Messrs. Barrist, Meringolo and Palmer are entitled to receive annual base salaries for 2003 of $104,744, $205,400 and $157,126, respectively. Such annual base salaries are adjusted each year in accordance with the Consumer Price Index ("CPI").

         Annual Incentive Compensation. Under their employment agreements, Messrs. Barrist, Meringolo and Palmer are entitled to receive an annual bonus for 2003 of up to $209,488, $150,000 and $117,845, respectively, if the Company reaches certain revenue and profitability goals as established by the Compensation Committee. Under their employment agreements, Messrs. Barrist, Meringolo and Palmer were entitled to receive an annual bonus for 2002 of up to $205,400, $150,000 and $115,545, respectively. Because the Company did not attain certain goals as determined by the Compensation Committee of the Company, Mr. Barrist did not receive a bonus in 2002 and each of Messrs. Meringolo and Palmer received a reduced bonus of $50,000 in 2002.

         Stock Options. The Company uses the 2000 Plan as a long-term incentive plan for executive officers, other key employees, directors and consultants. The objectives of the 2000 Plan are to align the long-term interests of officers, other key employees and directors of, and important consultants to, the Company with the interests of stockholders by creating a direct link between compensation and stockholder return and to enable such persons to develop and maintain a significant long-term equity interest in the Company. The 2000 Plan authorizes the Compensation Committee to award stock options to the Company's officers, other key employees, directors and important consultants. In general, under the 2000 Plan, options are granted with an exercise price equal to the fair market value of the Common Stock on the date of grant and are exercisable according to a vesting schedule determined by the Compensation Committee at the time of grant. No grants of options were made to any of the executive officers of the Company in 2002. In February 2003, the Company granted an option to purchase 25,000 shares of the Common Stock to each of Messrs. Barrist, Meringolo and Palmer, at the exercise price of $6.46 per share, for services provided to the Company in 2002.

         Determination of Compensation of Chief Executive Officer. In accordance with Mr. Barrist's Employment Agreement described below, his annual base salary was $102,700 for 2002, as adjusted in accordance with the CPI. Mr. Barrist did not receive a bonus in 2002 because the Company did not attain certain goals as determined by the Compensation Committee. The Company did not award Mr. Barrist options to purchase shares of the Common Stock in 2002. In February 2003, Mr. Barrist was granted an option to purchase 25,000 shares of the Common Stock for services provided to the Company in 2002.

         Policy with respect to Section 162(m) of the Internal Revenue Code. Generally, Section 162(m) of the Internal Revenue Code of 1986, and the regulations promulgated thereunder (collectively, "Section 162(m)"), denies a deduction to any publicly held corporation, such as the Company, for certain compensation exceeding $1,000,000 paid during each calendar year to each of the chief executive officer and the four other highest paid executive officers, excluding, among other things, certain qualified performance-based compensation. The Compensation Committee has considered the impact of Section 162(m) and believes that it will not have a material adverse effect on the Company.

                           The Compensation Committee

                                 James T. Hunter
                               Alan D. Scheinkman
                              Jeffrey A. Schraeder

Summary Compensation Table

         The following table sets forth the compensation earned during each of the last two fiscal years by the Chief Executive Officer and the other most highly compensated executive officers of the Company whose aggregate salaries and bonuses exceeded $100,000 for services rendered in all capacities to the Company during 2002.

                                                                            Long-Term
                                                                          Compensation
                                                Annual Compensation          Awards
                                                -------------------       ------------
                                                                           Securities        All Other
                                                                           Underlying         Compen-
  Name and Principal Position      Year (1)   Salary ($)    Bonus ($)      Options (#)     sation ($)(2)
--------------------------------   --------   ----------    ---------      -----------     -------------
Michael J. Barrist (3)..........    2002        102,700           --              --               --
Chairman, President and Chief       2001         81,923      100,000         125,000               --
Executive Officer

Michael B. Meringolo (4)........    2002        205,400       50,000              --            3,026
Senior Vice President,              2001        195,286      100,000         100,000            2,901
Acquisitions and Portfolio
Management

Richard J. Palmer (4)...........    2002        154,060       50,000              --            2,750
Senior Vice President, Chief        2001        124,046       75,000         100,000              930
Financial Officer and Treasurer

-------------------
(1) Messrs. Barrist, Meringolo and Palmer were employed as the executive officers of the Company as of February 20, 2001.

(2) Represents amounts contributed by the Company to the individual's account in NCO Group's 401(k) Plan and payment of life insurance premiums. For 2002, includes (i) the Company matching contribution under NCO Group's 401(k) Plan of $2,750 for each of Messrs. Meringolo and Palmer and (ii) premium of $276 paid for Mr. Meringolo's life insurance.

(3) "Salary" and "Bonus" do not include compensation paid by NCO Group. "Securities Underlying Options" does not include (i) an option to purchase 25,000 shares of the Common Stock granted by the Company in 2003 for services provided to the Company in 2002 and (ii) options to purchase 150,000 shares of NCO Group's common stock granted by NCO Group in 2001.

(4) "Securities Underlying Options" does not include an option to purchase 25,000 shares of the Common Stock granted by the Company in 2003 for services provided to the Company in 2002.

Option Grants in 2002

         In 2002, neither the Company nor NCO Group granted options to any of the executive officers of the Company named in the Summary Compensation Table. In February 2003, the Company granted options to purchase 25,000 shares of the Common Stock to each of Messrs. Barrist, Meringolo and Palmer, at the exercise price of $6.46 per share, for services provided to the Company in 2002.

Aggregated Option Exercises in Fiscal Year 2002 and Fiscal Year-End Option Value

         The following table sets forth certain information concerning the number and value of unexercised options to purchase the Common Stock held at the end of 2002 by each of the executive officers named in the Summary Compensation Table.

                                                            Underlying Unexercised      Value of Unexercised
                                                                   Options at           In-the-Money Options at
                        Shares Acquired        Value           December 31, 2002         December 31, 2002 (1)
      Name              on Exercise (#)      Realized      Exercisable/Unexercisable   Exercisable/Unexercisable
---------------------   ---------------      --------      -------------------------   -------------------------
Michael J. Barrist             --               --              41,666 / 83,334                 $0 / $0
Michael B. Meringolo           --               --              33,333 / 66,667                 $0 / $0
Richard J. Palmer              --               --              33,333 / 66,667                 $0 / $0


----------------
(1) None of the stock options outstanding as of December 31, 2002 were in-the-money.


         The following table sets forth certain information concerning the number and value of unexercised options to purchase NCO Group's common stock held at the end of 2002 by each of the executive officers named in the Summary Compensation Table.

                                                            Underlying Unexercised      Value of Unexercised
                                                                   Options at           In-the-Money Options at
                        Shares Acquired        Value           December 31, 2002         December 31, 2002 (1)
      Name              on Exercise (#)      Realized      Exercisable/Unexercisable   Exercisable/Unexercisable
---------------------   ---------------      --------      -------------------------   -------------------------
Michael J. Barrist             --               --             325,000 / 150,000                $0 / $0
Michael B. Meringolo           --               --              20,667 / 3,333                  $0 / $0
Richard J. Palmer              --               --                  -- / --                        --


-----------------
(1) None of the stock options outstanding as of December 31, 2002 were in-the-money.


Employment Agreements

         On February 20, 2001, the Company entered into employment agreements with Messrs. Barrist, Meringolo and Palmer. The employment agreements of Messrs. Barrist and Palmer terminate on February 20, 2005, subject to early termination provisions set forth in their respective agreements. Mr. Meringolo's employment agreement terminates on February 20, 2004, subject to early termination provisions set forth in the agreement. The Company has an option to extend the term of Messrs. Barrist, Meringolo and Palmer's employment agreements for two additional one-year periods. Each employment agreement provides that, in the case of death of the employee, the employment agreement will terminate effective as of the date of the employee's death. In case of the employee's "total disability" (as defined in the agreements), the Company may terminate the agreements upon ten days prior written notice. The Company may terminate the employment agreements at any time for "cause" (as defined in the employment agreements). Additionally, the Company may terminate employment at any time without "cause," upon at least ninety days prior written notice in the case of Messrs. Barrist and Palmer, and sixty days in the case of Mr. Meringolo. The employee may terminate employment at any time upon at least sixty days prior written notice with respect to Messrs. Barrist, Meringolo and Palmer. If the Company terminates employment without "cause", the Company will pay the employee's base salary and all other compensation and benefits that would have accrued through the end of term of the respective employment agreement plus a prorated portion of the bonus earned up to the date of termination. If the employee terminates employment, the Company will pay the employee's base salary accrued through the date of termination. In addition to a non-disclosure covenant, each employment agreement also contains a non-competition and non-solicitation covenants.

2000 Stock Option Plan

         The Company adopted the 2000 Plan on October 17, 2000. The 2000 Plan was established to provide incentives to motivate and retain the Company's executive management, directors, key employees and important consultants by encouraging them to invest in the Common Stock and acquire an increased personal interest in the Company's business. Payment of the exercise price for options granted under the 2000 Plan may be made in cash, shares of the Common Stock or a combination of both. The 2000 Plan is administered by the Compensation Committee of the Board of Directors and provides for the grant of incentive stock options and non-qualified stock options. Directors who are not also employees of the Company and important consultants of the Company, its parent or subsidiary corporations are eligible for grants of only non-qualified stock options under the 2000 Plan. Options granted under the 2000 Plan are granted on such terms and at such exercise prices as are determined by the Compensation Committee, except that the per share exercise price of incentive stock options cannot be less than the fair market value of the Common Stock on the date of grant. Incentive stock options granted to an individual who owns (or is deemed to own) 10% or more of the total combined voting power of all classes of the capital stock of the Company must have an exercise price of at least 110% of the fair market value of the Common Stock on the date of grant and a term of no more than five years. Each option is exercisable after the period or periods specified in the option agreement, but no incentive stock option or non-qualified stock option may be exercised after the expiration of 10 years, or 5 years in case of a 10% stockholder, from the date of the grant. No option may be granted under the 2000 Plan after October 16, 2010. The Company is authorized to issue 3,000,000 shares of the Common Stock upon the exercise of options granted under the 2000 Plan. The Board of Directors has the authority to amend or terminate the 2000 Plan, however certain amendments are subject to stockholder approval.

         All unexercised options terminate three months following the date on which an optionee's employment, or relationship with, the Company or any parent or subsidiary of the Company, terminates other than by reason of disability or death (but not later than the scheduled expiration date) whether or not such termination is voluntary. Any option held by an employee who dies or who ceases to be employed because of disability must be exercised by the employee or his representative within one year after the employee dies or ceases to be an employee (but not later than the scheduled termination date). Options are not transferable otherwise than by will or the laws of descent and distribution.

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee consisted of Messrs. Hunter, Scheinkman and Schraeder in 2002. No person who served as a member of the Compensation Committee during 2002 was a current or former officer or employee of the Company or any of its subsidiaries or engaged in certain transactions with the Company required to be disclosed by the SEC regulations. Additionally, there were no compensation committee "interlocks" during 2002, which generally means that no executive officer of the Company served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On February 20, 2001, the Company merged with Creditrust (the "Merger"). Creditrust was a purchaser, collector and manager of defaulted consumer accounts receivable. Creditrust filed for protection under Chapter 11 of the Bankruptcy Code in June 2000. The Merger was part of Creditrust's plan of reorganization that was confirmed by the Bankruptcy Court in January 2001. As a result of the Merger, NCO Group owns 63.347% of the Common Stock and has elected a majority of the members of the Board of Directors. In connection with the Merger, Michael J. Barrist, the Company's Chairman, President and Chief Executive Officer, purchased 382,217 shares of the Common Stock for a purchase price of $2.0 million as part of the plan of reorganization. Mr. Barrist also serves as Chairman, President and Chief Executive Officer of NCO Group. Joshua Gindin, the Company's Executive Vice President, General Counsel and Secretary, also serves as Executive Vice President and General Counsel of NCO Group. Steven
L. Winokur, an employee of the Company, also serves as the Executive Vice President, Finance, Chief Financial Officer and Treasurer of NCO Group.

         As part of the Merger, NCO Group amended its revolving credit facility with Citizens Bank of Pennsylvania ("Citizens Bank") and other participating lenders to provide the Company with a revolving line of credit in the form of a sub-facility, under which $40.0 million was available at December 31, 2002 and through which NCO Group may borrow to extend credit to the Company. The Company pays interest to NCO Group on outstanding borrowings at an interest rate equal to NCO Group's interest rate under its credit agreement with Citizens Bank plus two percent. As of December 31, 2002, the Company had $36.9 million outstanding under the sub-facility.

         During 2002, the Company paid NCO Group $180,000 in costs relating to certain shared services, including office space, human resources, insurance, legal, payroll processing, external reporting, management information systems and certain other administrative services. The costs paid for shared services were negotiated between the Company and NCO Group, and the Company's management believes that such payments are reasonable.

         Additionally, as part of the Merger, the Company entered into a ten-year service agreement that appointed NCOF as the provider of the Company's collection services. Under the agreement, NCOF is paid a commission that typically ranges from 20 percent to 40 percent of the collected amount depending on the nature of the accounts. NCO Group intends to offer all of its future U.S. accounts receivable purchase opportunities to the Company. For the year ended December 31, 2002, servicing fees of $35.5 million were paid to NCOF. The Company's management believes that the commission rates paid are reasonable and are consistent with rates charged by other collection agencies for the same type of services.

         In December 2002, the Company invested $2.4 million for an 80% limited partnership interest in a portfolio from a major financial institution in the United Kingdom. The Company's 20% general partner in the transaction is NCO Financial Services (UK) Ltd. ("NCO (UK)"), a wholly owned subsidiary of NCO Group. NCO (UK) is in the business of contingency fee based collections in the United Kingdom, and also purchases accounts receivable in the United Kingdom. NCO (UK) has been servicing the portfolio since originally outsourced by the seller and will continue to do so under the partnership agreement between the two companies. Under the partnership agreement, NCO (UK) will receive a 15% preferred distribution for its services to the partnership, including the ongoing servicing of the portfolio. Thereafter, collections are split 80% to the Company and 20% to NCO (UK).

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than ten percent of the Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten percent stockholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to the Company's executive officers, directors and greater than ten percent beneficial owners were complied with during the year ended December 31, 2002.

                             STOCK PERFORMANCE GRAPH

         The following graph shows a comparison of the cumulative total return for the Common Stock, the Nasdaq Stock Market ("Nasdaq") and the Nasdaq Other Financial Index, assuming an investment of $100 in each on the close of business on April 3, 2001 (the Common Stock first began trading on Nasdaq on April 4,
2001) and the reinvestment of all dividends. The Company paid no dividends during the period. The data points used for the performance graph are listed in the chart below.


                               [GRAPHIC OMITTED]


Performance Graph Data Points            4/3/01        6/29/01        12/31/01     6/28/02      12/31/02
-----------------------------            ------        -------        --------     -------      --------
NCO Portfolio                              100            93            111           112           96
Nasdaq Other Financial Index               100           124            114           102           93
Nasdaq                                     100           129            117            88           81



                     RELATIONSHIP WITH INDEPENDENT AUDITORS

General

         The Audit Committee approved the firm of Ernst & Young LLP, Philadelphia, Pennsylvania to serve as the Company's independent auditors for the year ending December 31, 2003. Representatives of the firm of Ernst & Young LLP are expected to be present at the Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit Fees

         The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2002 and the reviews of the financial statements included in the Company's Forms 10-Q for that fiscal year were $165,000.

Financial Information Systems Design and Implementation Fees

         The Company did not engage Ernst & Young LLP to provide professional services related to financial information systems design and implementation for the fiscal year ended December 31, 2002.

All Other Fees

         The aggregate fees billed for services rendered by Ernst & Young LLP, other than for services covered by the preceding two paragraphs, totaled $184,450 for the fiscal year ended December 31, 2002.

         The Audit Committee considered and determined that the services provided by Ernst & Young LLP are compatible with Ernst & Young LLP maintaining its independence.

                                  OTHER MATTERS

         The Company is not presently aware of any matters (other than procedural matters) that will be brought before the Meeting which are not reflected in the attached Notice of the Meeting.

                              STOCKHOLDER PROPOSALS

         Under the Company's Amended and Restated Bylaws, stockholder proposals with respect to the 2004 Annual Meeting of Stockholders, including nominations for directors, which have not been previously approved by the Board of Directors must be submitted to the Secretary of the Company not later than February 18, 2004. Any such nomination or proposal must be in writing and sent either by personal delivery, nationally-recognized express mail or United States mail, postage prepaid, to NCO Portfolio Management, Inc., 1804 Washington Blvd., Department 200, Baltimore, MD 21230, Attention: Secretary of the Company. Each nomination or proposal must include the information required by the Amended and Restated Bylaws. All late or nonconforming nominations and proposals will be rejected.

                   ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K

         This Information Statement is accompanied by the Company's Annual Report to Stockholders for the fiscal year ended December 31, 2002. The Annual Report is not a part of the Information Statement materials. Each stockholder can obtain a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 as filed with the SEC, without charge, except for exhibits to the report, by sending a written request to:

                          NCO Portfolio Management, Inc.
                          1804 Washington Blvd.
                          Department 200
                          Baltimore, Maryland 21230
                          Attention:   Richard J. Palmer,
                                       Senior Vice President,
                                       Chief Financial Officer and
                                       Treasurer


                                           By Order of the Board of Directors


                                           /s/ MICHAEL J. BARRIST
                                           -------------------------------------
                                           MICHAEL J. BARRIST
                                           Chairman of the Board,
                                           President and Chief Executive Officer
Baltimore, Maryland
April 18, 2003